FOR IMMEDIATE RELEASE                                        Exhibit 1


David L. Sokol - Chairman and Chief Executive Officer   (402) 330-8900
Dale R. Schuster - Vice President of Administration     (402) 330-8900
David W. Cox - Vice President of External Affairs       (402) 330-8900



                   CALIFORNIA ENERGY ANNOUNCES THAT
    SDG&E DISMISSED THE SUIT AGAINST YUMA COGENERATION ASSOCIATES




OMAHA, NEBRASKA, September 28, 1994 -- California Energy Company, Inc. (NYSE, PSE and LSE: CE) announced today that San Diego Gas & Electric Company ("SDG&E") had voluntarily dismissed with prejudice its breach of contract case against Yuma Cogeneration Associates, a subsidiary of California Energy which operates a 50 MW gas-fired facility which sells power to SDG&E under a 30-year contract. The suit was dismissed amicably, without payment by either party, after California Energy provided certain technical information to SDG&E which cleared up a technical misunderstanding SDG&E had regarding the size of the facility.

California Energy Company is a leading international developer, owner and operator of geothermal and other environmentally
responsible power generation facilities.  Its six existing
facilities currently produce in excess of 325 MW with an additional 300 MW under construction.
                                 ###